UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 23, 2015

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road

Boulder, Colorado  80301

(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 23, 2015, Dynamic Materials Corporation, a Delaware corporation (the “Company”), and certain of its foreign and domestic subsidiaries (together with the Company, the “Borrowers”) entered into the Second Amended and Restated Credit Agreement with a syndicate of four banks led by JPMorgan Chase Bank, N.A. (the “Credit Agreement”). The Credit Agreement provides five-year revolving loan availability of $90 million in U.S. dollars and $10 million in Canadian dollars, Euros, Pounds Sterling or other foreign currencies agreed by the Company and the lenders. The Credit Agreement also provides for a $50 million term loan that may be drawn by Company within the first year of the Credit Agreement and will be due on February 23, 2020 with repayment on a quarterly basis. The Credit Agreement also has an “accordion feature,” permitting the Company to increase the size of the revolving or term facilities by an aggregate amount of up to $100 million, upon receipt from one or more of the syndicate banks or other lenders of funding commitments. The Credit Agreement amends and restates in its entirety the Company’s prior amended and restated credit agreement entered into on December 21, 2011.

The interest rate on the loans under the Credit Agreement depends on the leverage ratio of the Company and its subsidiaries on a consolidated basis and will be calculated pursuant to the respective formulas set forth in the Credit Agreement, based on typical reference rates.

The Credit Agreement contains various representations, warranties and affirmative, negative and financial covenants customary for credit facilities of this type. The negative covenants include limitations on dividends and other restricted payments, liens, acquisitions, disposals, indebtedness, investments and affiliate transactions. The financial covenants include a maximum leverage ratio that shall not exceed 3.0 to 1.0 and a minimum debt service coverage coverage ratio of not less than 1.35 to 1.0. The Credit Agreement also includes events of default customary for credit facilities of this type.

The credit facilities are supported by a pledge of substantially all of the assets of the Borrowers, as well as guarantees and share pledges by the Borrowers and the Company’s subsidiaries.

In connection with the Credit Agreement, on February 23, 2015, the Company entered into a post-closing letter agreement with JPMorgan Chase Bank, N.A. pursuant to which the Company agreed to satisfy certain post-closing conditions. The Company has varying time periods during which the conditions stated therein must be satisfied, and it expects to satisfy such conditions within the respective time frames. Failure by the Company to satisfy such conditions would constitute an event of default under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: February 24, 2015	By:	/s/ Michael Kuta
Michael Kuta
Chief Financial Officer